As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-238471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-238471

UNDER

THE SECURITIES ACT OF 1933

ASENSUS SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 TW Alexander Drive, Suite 160 Durham, NC 27703 (919) 765-8400
(Address of principal executive offices and zip code)

Shameze Rampertab

Executive Vice President and Chief Financial Officer

1 TW Alexander Drive, Suite 160

Durham, NC 27703

(919) 765-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Mary J. Mullany, Esquire Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 (215) 864-8631

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the Registration Statements on Form S-1 (File No. 333-238471).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, SEC File Number 333-238471 (the “Registration Statement”) filed by Asensus Surgical, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 18, 2020, and declared effective by the SEC on May 27, 2020. The Registration Statement was last refreshed with the filing of the Company’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024. The Registration Statement registered 50,735,292 shares of common stock, par value $0.001 per share, for the purpose of ensuring that an effective Registration Statement covered the exercise of outstanding Series C Warrants and Series D Warrants. As of the date of this filing, there were Series D warrants to purchase 1,013,383 shares of common stock outstanding.

On August 22, 2024, pursuant to the Agreement and Plan of Merger, dated as of June 6, 2024 (the “Merger Agreement”), by and among the Company, KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on the 22nd day of August 2024.

Asensus Surgical, Inc.

By:	/s/ Shameze Rampertab
Shameze Rampertab, Executive Vice President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.